Exhibit 99.1

GRUBHUB ANNOUNCES DEPARTURE OF BENJAMIN SPERO FROM BOARD OF DIRECTORS

CHICAGO, March 1, 2017 – Grubhub Inc. (NYSE: GRUB), the nation’s leading takeout marketplace, today announced the resignation of Benjamin Spero from its Board of Directors and Compensation Committee. Spero is departing in order to increase his focus on other business interests.

“We would like to thank Ben for his invaluable leadership during our last five years of rapid growth and transformation,” said Matt Maloney, Grubhub CEO. “He was instrumental in guiding Seamless through its spinoff from Aramark, merging Seamless with Grubhub, and completing the initial public offering of the combined company. His entrepreneurial knowledge and operational expertise have helped Grubhub become the clear market leader in online takeout ordering in the United States, and we wish him well in his future endeavors.”

“I am incredibly proud of the progress Grubhub has made in the past five years and excited to watch its future success,” said Spero. “I am leaving the Board to focus on earlier stage companies, but continue to believe that Grubhub is the best positioned company to capitalize on the massive opportunity in online takeout ordering.”

Spero first joined the Board as a Seamless director in June 2011 and served more than three years as a Grubhub director following the merger in August 2013. After his departure, Grubhub will have nine directors, including eight independent members with significant public and private company leadership and operating experience in a broad set of industries.

About Grubhub

Grubhub (NYSE: GRUB) is the nation’s leading online and mobile takeout food-ordering marketplace with the most comprehensive network of restaurant partners and largest active diner base. Dedicated to moving eating forward and connecting diners with the food they love from their favorite local restaurants, the Company's platforms and services strive to elevate food ordering through innovative restaurant technology, easy-to-use platforms and an improved delivery experience. Grubhub is proud to work with more than 50,000 restaurant partners in over 1,100 U.S. cities and London. The Grubhub portfolio of brands includes Grubhub, Seamless, AllMenus, MenuPages, LAbite, Restaurants on the Run, DiningIn and Delivered Dish.

Press Contact: Katie Norris press@grubhub.com